Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-283764) of Revelation Biosciences, Inc. (the “Company”) of our report dated March 22, 2024 relating to the consolidated financial statements of Revelation Biosciences, Inc., as of and for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus

/s/ Baker Tilly US, LLP

San Diego, California

December 19, 2024